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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF

                              CRITICAL PATH, INC.,
                            a California corporation

      The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

      1. They are the duly elected and acting Chief Executive Officer and Chairman of the Board of Directors and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the "Corporation").

      2. Articles of Incorporation of this Corporation were originally filed with the Secretary of State of California on February 19, 1997 under the name Digital Post Office Corporation. An amended and restated set of the Articles of Incorporation was filed on August 27, 1997 with the name of the Corporation changed to Critical Paths Inc. On March 26, 1998 the Corporation filed an Amended and Restated Articles of Incorporation and again changed the name of the Corporation to Critical Path, Inc. and altered the capital structure of the Corporation. On September 4, 1998, the Corporation filed an Amended and Restated Articles of Incorporation altering the capital structure and authorized stock. On December 17, 1998 the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation revising the capital structure of the Corporation. On January 5, 1999, the Corporation filed an additional Certificate of Amendment to the Amended and Restated Articles of Incorporation again revising its capital structure. On April 1, 1999 the Corporation filed a fully Amended and Restated Articles of Incorporation increasing the authorized shares of the Corporation to one hundred fifty-five million (155,000,000). On April 5, 2000, the Corporation authorized and issued the Special Voting Stock in connection with the closing of the acquisition of The DocSpace Company, amending its Articles of Incorporation to reflect such issuance. On January 5, 2001, the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation that increased the authorized shares outstanding to five hundred five million (505,000,000). On May 11, 2001, the Corporation filed a Certificate of Determination of Rights, Preferences and Privileges of Series C Participating Preferred Stock. On November 9, 2001, the Corporation filed a Certificate of the Powers, Designations, Preferences and Rights to the Amended and Restated Articles of Incorporation of Series D Cumulative Redeemable Convertible Participating Preferred Stock. On August 1, 2003, the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation revising its capital structure and authorized stock. On November 20, 2003, the Corporation filed a Certificate of Increase in Number of Shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock that increased the number of shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock from four million (4,000,000) to four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587).


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      3. Pursuant to Section 907 of the California Corporations Code, this
Certificate of Amendment amends the first paragraph of Article III of the Corporation's Articles of Incorporation such that the first paragraph Article III of the Corporation's Articles of Incorporation shall read in full as follows:

      "This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock which the Corporation is authorized to issue is two hundred seventy-five million (275,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock, and seventy-five million (75,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized, within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation, to provide for the issue, in one or more series, of all or any of the remaining wholly unissued shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

      4. The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly approved by this Corporation's Board of Directors. The forgoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. As of the record date for the annual meeting of shareholders in which the foregoing amendment to the Amended and Restated Articles of Incorporation was approved, the total number of outstanding shares of the Corporation was [___________] million (_________) shares of Common Stock, [___________] million (_________) shares of Series D Preferred Stock and one share of Special Voting Stock. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common Stock and the votes represented by the Special Voting Stock, voting together as a class, and more than 50% of the outstanding Series D Preferred Stock, voting separately as a class.

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      The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, the
Chief Executive Officer and Chairman of the Board of Directors and Vice President and Secretary, respectively, of Critical Path, Inc., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

      Executed at San Francisco, California on this [__] day of [__________], [____].



                                        ----------------------------------------
                                        William E. McGlashan, Jr.,
                                        Chief Executive Officer and
                                        Chairman of the Board of Directors



                                        ----------------------------------------
                                        Michael J. Zukerman,
                                        Senior Vice President, General Counsel
                                        and Secretary